AGREEMENT

This Agreement (this "Agreement") is made effective as of October 8, 2007 by and between Gary S. Schonwald, acting in the capacity of the Investor Representative (defined below), and AskMeNow, Inc., a Delaware corporation (the "Company").

RECITALS

WHEREAS, the investors (the "Investors") to the Company's private placement of its preferred stock (the "Preferred Stock") between March 21, 2006 and February 27, 2007 (the "Offering") appointed Gary Schonwald, attorney at law, as their investor representative (the "Investor Representative") with full power and discretion and full rights to enforce all of the contractual rights of the Investors including, but not limited to, acting on behalf of the Investors with respect to future pricing and to indemnify the Investor Representative against any and all claims that might arise now or in the future regarding any issue in which he has been empowered, until the Preferred Stock is converted and in connection therewith to execute any and all documents which are deemed necessary or advisable to carry out the foregoing powers on behalf of the Investors;

WHEREAS, the terms of the Offering provided that for an 18-month period following the completion of the Offering, the Company would not sell any securities or any derivative securities at a per share price of less than $1.25 per share without the consent of Gary Schonwald, as the Investor Representative;

WHEREAS, the Company subsequently issued derivative securities that priced the common stock of the Company below $1.25 per share, without the consent of the Investor Representative;

WHEREAS, in order to avoid litigation, the Company, with the approval of Gary Schonwald, as the Investor Representative, submitted a settlement offer and waiver (the "Settlement Offer and Waiver") to the Investors requesting that they waive the Company's breach of the $1.25 floor and relinquish their rights to enforce that floor (as outlined in the July 20, 2006 supplement to the confidential private placement memorandum dated March 21, 2006) and be entitled to the compensation offered by the Company (i.e., two additional warrants for every $1.00 principal amount of Preferred Stock purchased by the Investors, exercisable at $.50 per share for five years);

WHEREAS, by the Investors' acceptance of the Settlement Offer and Waiver, there shall no longer be any restriction on the Company issuing its common stock or common stock derivatives at less than $1.25 per share provided that they are at or above $.50 per share, for an 18-month period from May 15, 2007; and

WHEREAS, the Settlement Offer and Waiver is conditioned upon the Company obtaining the approval of at least 50% in interest of the Investors.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Gary Schonwald, as the Investor Representative, and the Company hereby agree as follows:

1. Waiver by Participating Investors. The Company has evidenced to the Investor Representative that it has obtained the approval of at least 50% in interest of the Investors. Therefore, in accordance with the terms and conditions of the Settlement Offer and Waiver, there shall no longer be any restriction on the Company issuing its common stock or common stock derivatives at less than $1.25 per share provided that they are at or above $.50 per share, for an 18-month period from May 15, 2007.

2. Waiver by Investor Representative. The Investor Representative hereby agrees to accept the Company's Settlement Offer. Notwithstanding the Investor Representative's waiver, only those Investors who have executed a Settlement Offer and Waiver shall be entitled to the compensation offered by the Company in its July 20, 2006 Supplement.

3. Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. The parties hereto agree that the exclusive forum for the resolution of disputes hereunder shall be the state or federal courts located in New York County, New York, and hereby waive any objection thereto on the basis of personal jurisdiction and venue.

4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same agreement among the parties.

5. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By: ______________________________

Name: Gary A. Schonwald

Title: Investor Representative

AskMeNow, Inc.

By: ______________________________

Name: Darryl Cohen

Title: Chief Executive Officer